Exhibit 99.1

600 Travis Street

Suite 5200

Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer

(972) 668-8811

Web Site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS FOURTH QUARTER AND

YEAR END 2005 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, February 13, 2006 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the three months and year ended December 31, 2005. The Company was formed on July 16, 2004 as a successor to a joint exploration venture between Comstock Resources, Inc. ("Comstock") (NYSE: CRK) and Bois d'Arc Resources, Ltd. Financial results prior to July 16, 2004, represent the combined financial results of the exploration joint venture. On May 10, 2005, in connection with an initial public offering, Bois d'Arc converted from a nontaxable limited liability company to a taxable corporation and changed its name to Bois d'Arc Energy, Inc. Amounts reported for the year ended December 31, 2004 represent the combined results of Bois d'Arc Energy, LLC and the predecessors to Bois d'Arc.

Bois d'Arc reported net income for the quarter ended December 31, 2005 of $10.4 million or 16¢ per share as compared to pro forma net income of $4.7 million for the same period in 2004. Bois d'Arc's fourth quarter oil and gas sales were $48.8 million as compared to $35.4 million for the three months ended December 31, 2004. Production in the fourth quarter of 2005 totaled 4.4 billion cubic feet equivalent of natural gas ("Bcfe"), as compared to 4.8 Bcfe for the fourth quarter of 2004. Prices realized by the Company during the fourth quarter of 2005 averaged $11.67 per Mcf of natural gas and $59.29 per barrel of oil as compared to $7.01 per Mcf of natural gas and $46.96 per barrel of oil in 2004's fourth quarter. Bois d'Arc generated $29.2 million of operating cash flow (before changes in working capital accounts) in the fourth quarter of 2005 as compared to $23.4 million in the fourth quarter of 2004. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $34.5 million in the fourth quarter of 2005 as compared to $26.6 million in the fourth quarter of 2004.

For the year ended December 31, 2005, Bois d'Arc reported a net loss of $51.7 million or 89¢ per share. Excluding the one time effect on deferred income taxes of its conversion from a limited liability company to a corporation of $108.2 million, net income for 2005 was $56.5 million or 95¢ per diluted share. Oil and gas sales in 2005 were $184.4 million as compared to $143.1 million in 2004. Production in 2005 totaled 21.8 Bcfe, which was the same as 2004's production. Prices realized by the Company during 2005 averaged $8.28 per Mcf of natural gas and $52.88 per barrel of oil as compared to $6.41 per Mcf of natural gas and $40.35 per barrel of oil in 2004. Bois d'Arc's operating cash flow (before changes in working capital accounts) for the year ended December 31, 2005 was $123.2 million as compared to $98.5 million in 2004. EBITDAX totaled $143.9 million in 2005 as compared to $108.0 million for 2004.

Bois d'Arc, along with the majority of operators in the Gulf of Mexico, was substantially impacted in 2005 by Hurricanes Katrina and Rita and the other storm activity in the Gulf of Mexico. The effects of the storms continued into the fourth quarter; however, the Company made significant progress in restoring production to pre-storm levels. Bois d'Arc had four drilling rigs under contract in the Gulf of Mexico which were idle during the storm activity for a combined 63 days which increased the Company's drilling costs in 2005 by $5.5 million. Operating costs in 2005 include $4.9 million to repair damages caused by the hurricanes. The storms also caused Bois d'Arc to shut in substantially all of its production for 37 days. Certain third party pipelines and processing facilities that transport and process the Company's production were out of service as a result of damage caused by the hurricanes. Approximately 2.1 Bcfe or 30% of production was deferred in the third quarter, with an additional 2.2 Bcfe or 33% of production deferred during the fourth quarter. Bois d'Arc's 2005 production exit rate was approximately 83 Mmcfe per day of natural gas equivalent, which is the highest production rate in the Company's history. Bois d'Arc achieved this production rate despite still having 18 Mmcfe per day still shut in pending third party pipeline repairs. The shut-in production is expected to resume early in the second quarter of this year.

Despite the setback to production operations caused by the hurricanes, Bois d'Arc's 2005 drilling program was successful. In 2005, Bois d'Arc drilled 19 (16.1 net) successful wells out of a total of 22 (18.7 net) wells drilled with three (2.6 net) dry holes. The discoveries at Ship Shoal block 111, which proved up the "Laker" prospect, the South Timbalier block 75 discovery, which tested the "Doc Holiday" prospect, the Ship Shoal block 56 discovery and the Ship Shoal block 92 "Paddlefish" well were the larger reserve discoveries in 2005. Bois d'Arc spent $202.2 million on its exploration and development activities in 2005. Successful results from its 2005 exploration activities added approximately 107 Bcfe of new proved and probable oil and natural gas reserves.

In addition to the wells reported on earlier, Bois d'Arc drilled three successful wells and one dry hole in the fourth quarter. The SL 18603 #1 drilled at Bay Marchand block 3 was drilled to a depth of 6,617 feet and encountered 105 net feet of pay in five sands. Bois d'Arc has a 70% working interest in this well. The other two successful wells were drilled to further delineate and develop the "Laker" prospect discovery made in the first quarter of 2005 at Ship Shoal block 111. The OCS-G 24924 #A-6 was drilled to a depth of 13,975 feet and encountered 154 feet of pay in nine sands and the OCS-G 24924 #A-7 was drilled to a depth of 14,508 feet and encountered 116 feet of pay in four sands. Bois d'Arc has a 100% working interest in these wells. The unsuccessful well was the OCS-G 24952 #1 drilled at South Timbalier Block 22. Bois d'Arc had a 63% working interest in this well. Exploration expense in the fourth quarter of 2005 includes a $2.2 million provision to write off this unsuccessful exploratory well.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005		2004

Oil and gas sales	$48,841	$35,363	$184,436		$143,062
Operating expenses:
Oil and gas operating	12,765	9,309	37,089		31,835
Exploration	6,278	5,380	16,794		14,716
Depreciation, depletion and amortization	8,953	9,544	42,854		44,592
Impairment	590	—	590		—
General and administrative, net	3,062	1,846	9,331		4,091

Total operating expenses	31,648	26,079	106,658		95,234

Income from operations	17,193	9,284	77,778		47,828

Other income (expenses):
Interest income	49	52	222		149
Interest expense	(689)	(1,526)	(3,775)		(7,118)
Formation costs	—	(197)	—		(1,838)
Loss on disposal of assets	—	—	(89)		—

Total other expenses	(640)	(1,671)	(3,642)		(8,807)

Income before income taxes	16,553	7,613	74,136		39,021
Provision for income taxes	(6,115)	—	(125,808)		—

Net income (loss)	$10,438	$7,613	$(51,672)		$39,021

Net income (loss) per share:
Basic	$0.17		$(0.89)
Diluted	$0.16		$(0.89	)(1)

Weighted average common and common stock equivalent shares outstanding:
Basic	62,429		57,909
Diluted	64,259		57,909	(1)

Pro forma computation related to conversion to a corporation for income tax purposes:
Income before income taxes	$16,553	$7,613	$74,136		$39,021
Pro forma income tax provision	(6,115)	(2,952)	(26,914)		(14,128)
Pro forma net income	$10,438	$4,661	$47,222		$24,893

Pro forma net income per share:
Basic	$0.17		$0.82
Diluted	$0.16		$0.79

Weighted average common and common stock equivalent shares outstanding:
Basic	62,429		57,909
Diluted	64,259		59,655

(1) Diluted is the same as basic due to the loss

BOIS d'ARC ENERGY, INC.

OPERATING RESULTS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Cash flow from operations:
Net cash provided by operating activities	$28,679	$26,011	$135,423	$100,437
Increase (decrease) in accounts receivable	15,524	(2,779)	19,186	1,377
Increase (decrease) in other current assets	(3,368)	1,464	2,769	1,663
Decrease (increase) in accounts payable and accrued expenses	(11,588)	(1,316)	(34,133)	(4,939)
Cash flow from operations	$29,247	$23,380	$123,245	$98,538

EBITDAX:
Net income (loss)	$10,438	$7,613	$(51,672)	$39,021
Interest expense	689	1,526	3,775	7,118
Loss on disposal of assets	—	—	89	—
Income tax expense	6,115	—	125,808	—
Depreciation, depletion and amortization	8,953	9,544	42,854	44,592
Impairment expense	590	—	590	—
Stock-based compensation	1,469	2,506	5,634	2,506
Exploration expense	6,278	5,380	16,794	14,716
EBITDAX	$34,532	$26,569	$143,872	$107,953

	As of December 31,
	2005	2004
Balance Sheet Data:
Current assets	$50,172	$18,590
Property and equipment, net	661,931	511,477
Other	799	516
Total assets	$712,902	$530,583

Current liabilities	$66,406	$34,779
Payable to Comstock Resources	—	148,066
Long-term debt	69,000	—
Deferred income taxes	123,256	—
Other	35,034	28,253
Stockholders' equity	419,206	319,485
Total liabilities and stockholders' equity	$712,902	$530,583

BOIS d'ARC ENERGY, INC.

CONSOLIDATED OPERATING RESULTS

(In thousands, except per unit amounts)

	Three Months Ended December 31,
	2005	2004

Oil production (thousand barrels)	199	339
Gas production (million cubic feet – Mmcf)	3,178	2,779
Total production (Mmcfe)	4,368	4,809

Oil sales	$11,770	$15,892
Gas sales	37,071	19,471
Total oil and gas sales	$48,841	$35,363

Average oil price (per barrel)	$59.29	$46.96
Average gas price (per thousand cubic feet – Mcf)	$11.67	$7.01
Average price (per Mcf equivalent)	$11.18	$7.35
Lifting cost	$12,765	$9,309
Lifting cost (per Mcf equivalent)	$2.92	$1.94

Acquisition, development and exploration expenditures	$67,955	$37,136

	Year Ended December 31,
	2005	2004

Oil production (thousand barrels)	1,155	1,611
Gas production (million cubic feet – Mmcf)	14,896	12,175
Total production (Mmcfe)	21,825	21,838

Oil sales	$61,064	$64,982
Gas sales	123,372	78,080
Total oil and gas sales	$184,436	$143,062

Average oil price (per barrel)	$52.88	$40.35
Average gas price (per thousand cubic feet – Mcf)	$8.28	$6.41
Average price (per Mcf equivalent)	$8.45	$6.55
Lifting cost	$37,089	$31,835
Lifting cost (per Mcf equivalent)	$1.70	$1.46

Acquisition, development and exploration expenditures	$202,194	$142,976